Exhibit 10.1

Via E-Mail

September 23, 2015

Mr. Kenneth Goldmann

148 Briar Hill Drive

Scotch Plains, NJ 07076

Dear Ken:

Voltari Corporation (the “Company”) is pleased to extend to you this offer letter which explains the details and terms of our employment offer.

Position:	Your position will be Chief Administrative and Accounting Officer, reporting to the Company’s Board of Directors. Your responsibilities may be modified by the Company from time to time.

Location:	Initially, you will be located in the Company’s New York City office, but will transition to your home office when so directed by the Board of Directors.

Effective Date:	Should you accept this offer and satisfy the Company’s contingencies, your employment will begin on October 5, 2015.

Base Compensation:	Your gross semimonthly base salary will be $7,291.67 (calculated to $175,000 annually) subject to deductions required by law or authorized by you, with payroll generation normally on the 15th and the last day of each month. Your position is exempt from overtime under the Fair Labor Standards Act. All of your compensation is subject to deductions required by law.

Benefits:	Other than benefits required by law (such as, workers’ compensation and statutory disability), the Company does not provide benefits.

Employment at Will:	This letter does not constitute a contract or employment agreement. Employment with Voltari is “At Will”. This means that you may resign, or the Company may terminate your employment with or without cause, and with or without prior notice at any time. No representations to the contrary are effective unless in writing and approved by the Company’s Board of Directors. Your employment will be subject to other policies, terms and conditions that may be established by the Company from time to time.

Company Policies:	You must comply with all the policies of the Company in effect during your employment.

Our offer to you expires on September 28, 2015 and is contingent on:

•	Your signature on the enclosed Nondisclosure and Intellectual Property Protection Agreement.

•	Your representing the following:

I.	You are not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity.

II.	You have never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organization; and

III.	You are not subject to any restriction or agreement whatsoever which would cause you to not be able fully to fulfill your duties under this Agreement.

If you accept our offer, please acknowledge your acceptance by signing below and returning all pages to me.

Sincerely,

/s/ John Breeman
John Breeman
Chief Financial Officer

Accepted:

/s/ Kenneth Goldmann	Date:	9/28/2015
Mr. Kenneth Goldmann